Exhibit 10.36

COBALT INTERNATIONAL ENERGY, INC.

LONG TERM INCENTIVE PLAN

Special Restricted Stock Award Agreement

2015 Grant

You have been granted restricted stock (this “Award”) on the following terms and subject to the provisions of Attachment A and the Cobalt International Energy, Inc. Long Term Incentive Plan (the “Plan”).  Unless defined in this Award Agreement (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[Full Name]

Number of Shares Underlying Award	126,582 (to the extent not vested as of any applicable date, the “Restricted Shares”)

Grant Date	January 15, 2015

Vesting

Subject to Section 3 of Attachment A, the Award shall fully vest on [Date] (the “Service Vesting Date”) or such later date on or before [Date] when and only if each of the following conditions is satisfied:

•             the Participant does not experience a Termination of Service at any time prior to the Service Vesting Date (the “Service Condition”); and

•             at any time during the period that begins on the Grant Date and ends on [Date] (inclusive), the closing price of a Share on the principal stock market or exchange on which the Shares are quoted or traded equals or exceeds $23.06 for a period of at least 20 out of 30 continuous days on which Shares are quoted or traded (the “Value Condition”).

Attachment A

Restricted Stock Award Agreement

Terms and Conditions

Grant to: [Full Name]

COBALT INTERNATIONAL ENERGY (the “Company”) hereby grants [Full Name] (“Employee”) certain shares, as set forth below, of the Company’s stock, which shall be effective in accordance with the terms herein.

RECITALS

WHEREAS, during the course of Employee’s employment, Company has provided and will continue to provide Employee with non-public, confidential, and proprietary information developed by the Company and relating to the Company’s business, interests, confidential and proprietary information, methods, products, business plans and strategy, finances, and operations.

WHEREAS, Company invests considerable resources in building partner, vendor, supplier, banking, financier, and investor relationships, and developing strategic plans and goodwill in the energy industry, not only by paying for Employee’s services and investing in the development of Employee, but also by investing in research and development, and exploration techniques and technologies which are non-public, confidential, and proprietary;

WHEREAS, Company and Employee acknowledge that the breadth and scope of the Company’s operations covers a global territory due to the nature of the oil and natural gas exploration business, the Company’s operations and Business (as defined in the Employment Agreement), and the Company’s exploration goals and strategy, which Employee has had access to and will continue to have access to in order to perform Employee’s duties;

WHEREAS, the Company and Employee agree and understand that this Agreement and the mutual promises and covenants herein are intended to, and do, advance the interests of the Company, including but not limited to the Company’s protection of its Confidential Information, goodwill, growth, strategy, and development, and also the interests of Employee, and are also reasonable and necessary to protect Company’s Business, confidential and proprietary information, and goodwill;

WHEREAS, the Board of Directors of the Company intends to encourage Employee’s continued service to the Company and the development of the Company’s short and long-term Business, interests, goals, and goodwill;

WHEREAS, Employee acknowledges and agrees that Employee is not otherwise entitled to the shares granted herein, and that these shares provide Employee an interest in the Company that Employee is not otherwise entitled to;

WHEREAS, Company and Employee agree and acknowledge that the grant of the shares herein are an adequate means to incentivize Employee to contribute to and benefit from the short and long-term growth and profitability of the Company, and Employee’s own growth and development; and

WHEREAS, Employee also acknowledges that the shares granted herein are good and valuable consideration which are intended to, and do, protect the Company’s interests, including, but not limited to, the Company’s non-public, confidential, and proprietary information, trade secrets, business, and goodwill, and that such consideration is reasonably related to the same, and that such interests are worthy of protection.

GRANT

NOW, THEREFORE, in consideration of the foregoing and in exchange for the promises and covenants herein, the Company grants Employee certain shares of its stock, as follows:

Section 1.  Grant of Restricted Stock Award.

(a)         Subject to the terms and conditions of the Plan and this Agreement and the Employment Agreement, the Company hereby grants Restricted Stock to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement, and your Employment Agreement.

Section 2.  Issuance of Shares.

(a)         The Restricted Shares shall be evidenced by book-entry registration; provided, however, that the Company’s Compensation Committee of the Board of Directors (hereinafter “Committee”) may determine that the Restricted Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.  In the event that any stock certificate is issued in respect of the Restricted Shares, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares and (iii) be held in custody by the Company.

(b)         Voting Rights.  The Participant shall have voting rights with respect to the Restricted Shares.

(c)          Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to any Restricted Shares shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Restricted Shares become vested in accordance with this Agreement.

(d)         Transferability.  Unless and until the Restricted Shares become vested in accordance with this Agreement, the Restricted Shares shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant.

(e)          Section 83(b) Election.  If the Participant chooses, the Participant may make an election under Section 83(b) of the Code with respect to the Restricted Shares, which would cause the Participant currently to recognize income for U.S. federal income tax purposes in an amount equal to the excess (if any) of the fair market value of the Restricted Shares (determined as of the Grant Date) over the amount, if any, that the Participant paid for the Restricted Shares, which excess will be subject to U.S. federal income tax.  The form for making a Section 83(b) election is attached as Attachment B.  The Participant acknowledges that (i) the Participant is solely responsible for the decision whether or not to make a Section 83(b) election, and the Company is not making any recommendation with respect thereto, (ii) it is his or her sole responsibility to timely file the Section 83(b) election within 30 days after the Grant Date, if the Participant decides to make such election, and (iii) if the Participant does not make a valid and timely Section 83(b) election, the Participant will be required to recognize ordinary income at the time of vesting on any future appreciation on the Restricted Shares.

(f)           Withholding Requirements.  The Company may withhold any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), and the Participant shall make arrangements satisfactory to the Company to enable the Company to satisfy all such withholding requirements.  Notwithstanding the foregoing, the Committee may require, in its sole discretion, the Participant to satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which a withholding obligation arises, a number of vested Shares owned and designated by the Participant having an aggregate fair market value as of such date that is equal to the minimum amount required to be withheld.  If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the fair market value of the Shares transferred to the Company as provided above. Unless the Participant satisfies his or her obligations to the Company as set forth above in an amount that is sufficient for the Company to satisfy any tax (or other governmental obligation) that becomes due with respect to the Restricted Shares (or any dividend or distribution thereon), the Restricted Shares shall be automatically sold through the Company’s stock plan administrator in an amount sufficient to satisfy the Company’s withholding obligations; provided, however, that such Restricted Shares shall not be automatically sold if (i) the Participant engaged in a non-exempt opposite-way transaction in the prior six months that could result in profit disgorgement by the Participant to the Company under Section 16(b) of the Exchange Act or (ii) the sale would cause the Participant to violate the Company’s insider trading policy.

Section 3.  Vesting of Restricted Shares.

(a)         Termination of Service.

(i)                                     Death or Disability or Termination of Employment by the Company without Cause or by the Participant for Good Reason.  In the event of the Participant’s Termination of Service at any time due to the Participant’s death or Disability or termination of employment by the Company without Cause or by the Participant for Good Reason, (x) to the extent still applicable, the Service Condition shall be deemed to be satisfied as of the date of such Termination of Service and (y)(1) if the Value Condition is satisfied on or prior to the date of such Termination of Service, the Restricted Shares shall fully vest as of the date of such Termination of Service and (2) if the Value Condition is not satisfied on or prior to the date of such Termination of Service, the Restricted Shares shall vest when and only if the Value Condition is satisfied.

(ii)                                  Any Other Termination of Service.  In the event of the Participant’s Termination of Service at any time prior to the Service Vesting Date for any reason (other than due to the Participant’s death or Disability or termination by the Company without Cause or by the Participant for Good Reason), the Restricted Shares shall be forfeited in their entirety as of the date of such termination without any payment to the Participant, except that the Participant shall retain and shall fully vest in one thousand (1,000) Restricted Shares when and only if the Value Condition is satisfied.

Notwithstanding the foregoing, in the event of the Participant’s Termination of Service other than by the Company for Cause, the Committee may, in its sole discretion, accelerate the vesting or waive any term or condition of this Agreement, subject to such terms and conditions as the Committee deems appropriate, with respect to all or a portion of the Restricted Shares.

(b)         Change in Control.

a.              If a Change in Control occurs before the Service Vesting Date (regardless of whether the Value Condition has been satisfied), the Restricted Shares shall fully vest as of the date of such Change in Control; provided that if prior to the date of such Change in Control, the Company or the acquirer requests in writing that the Participant continue to provide services to the Company (or the successor or surviving entity) for a specified period not to exceed 12 months after such Change in Control, the Restricted Shares shall vest as of the earliest of (x) the last day of such requested period, (y) the Service Vesting Date or (z) the date, if any, of the Participant’s Termination of Service by the Company (or the successor or surviving entity) without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability (such earliest date, the “Change in Control Vesting Date”).  The Restricted Shares shall be forfeited in their entirety, except for those restricted shares not subject to forfeiture pursuant to Section 4.04 of the Employment Agreement, without any payment to the Participant upon his or her Termination of Service by the Company (or the successor or surviving entity) for Cause or by the Participant without Good Reason at any time prior to the Change in Control Vesting Date.

b.              If a Change in Control occurs on or after the Service Vesting Date (regardless of whether the Value Condition has been satisfied), the Restricted Shares shall fully vest as of the date of such Change in Control.

(c)          Effect of Vesting.  Subject to the provisions of this Agreement, upon the vesting of Restricted Shares, the restrictions under this Award with respect to such Shares shall lapse, and subject to any applicable Lock Up Agreement or requirement to comply with non-competition covenants, such Shares shall be fully assignable, saleable and transferable by the Participant, and the Company shall deliver such Shares, along with any dividends and other distributions that were paid with respect to such Shares but withheld pending vesting, to the Participant.  Subject to any applicable Lock Up Agreement or requirement to comply with non-competition covenants, such Shares shall be delivered by transfer to the Depository Trust Company for the benefit of the Participant or by delivery of a stock certificate registered in the Participant’s name.

(d)         Effect of Breaching Restrictive Covenants.  Notwithstanding anything to the contrary in this Agreement, if at any time while the Award remains outstanding, the Participant breaches the Restrictive Covenants (as defined in Section 4(a) of this Agreement), the Restricted Shares shall be forfeited in their entirety, except for those Restricted Shares not subject to forfeiture pursuant to Section 4.04 of the Employment Agreement.

Section 4. Incorporation of Restrictive Covenants Set Forth in Employment Agreement

(a)         Incorporation by Reference. Company and Employee agree that the restrictive covenants set forth in Articles 11, 12, 13, 14, and 15 (“Restrictive Covenants”) and Section 4.04 of the Employment Agreement by and between the Company and Employee, dated November 3, 2014, are incorporated by reference herein as if they were part of this Agreement and set forth in it.

(b)         Agreement is Ancillary to the Employment Agreement. The Parties acknowledge and agree that this Agreement is ancillary to the Employment Agreement, which the Parties are entering into at the same time.

(c)          Covenants are Reasonable and Related to the Company’s Business Interests. The Parties agree that the Restrictive Covenants are reasonable under the circumstances, necessary to protect the Company’s business interests, goodwill, confidential information, and other business assets the Restrictive Covenants are intended to protect, and that any breach of such Restrictive Covenants would cause irreparable injury and harm to the Company.  Employee understands that the Restrictive Covenants may limit Employee’s ability to engage in certain businesses anywhere in the United States and outside of the United States during the Non-Compete Period, as defined in the Employment Agreement and whose definition is incorporated by reference herein, but acknowledges that Employee will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions, and that Employee knowingly and voluntarily chooses to accept such limitations.  Further, Employee acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the Restrictive Covenants will not prevent Employee from earning a living.  Nevertheless, in the event the terms of Section 4 or the Restrictive Covenants shall be determined by any court of competent jurisdiction or arbitrator to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area, or by reason of their being too extensive in any other respect, they will be interpreted to extend only over the maximum period of time for which they may be enforceable, over the maximum geographical area as to which they may be enforceable, or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court or arbitrator in such action.

(d)         Consideration is Reasonably Related to Interests Worthy of Protection. The Parties acknowledge and agree that Employee has had access to, and shall continue to have access to, the Company’s non-public, confidential, and proprietary information, as access to such information is essential to the performance of Employee’s duties for the Company. Employee acknowledges and agrees that Employee t is not otherwise entitled to the granting of the shares set forth in this Agreement, and that these shares provide Employee an interest in the Company that Employee would not otherwise have but for his agreement to the Restrictive Covenants. Employee also agrees that the shares are good and valuable consideration, which are intended to, and do, protect the Company’s interests, and are reasonably related to the same. The Parties further acknowledge and agree that the Company has expended many resources, including time and money, in developing its confidential and proprietary information and goodwill, and that the consideration and promises made herein, and in the Employment Agreement, are reasonably related to the protection of those interests, and also Employee’s and the Company’s interest in the short and long-term growth of the Company and in Employee’s continued development and growth. Employee and the Company acknowledge and agree that said interests provide the Company a competitive advantage in the market place and that those interests are worthy of protection.  Employee acknowledges that but for Employee’s agreement to the Restrictive Covenants, Employee would not continue to receive access to the Company’s non-public, confidential, and proprietary information, or be granted the shares, as set forth in this Agreement.

(e)          Reasonableness of Time, Scope, and Geography.  Employee hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of the Restrictive Covenants and Section 4.  Employee acknowledges that the geographic scope and duration of the Restrictive Covenants are the result of arm’s-length bargaining and are fair and reasonable in light of i) the nature and wide geographic scope of the Company’s operations of, and in, the business, as defined in the Employment Agreement and whose definition is incorporated by reference herein, ii) Employee’s level of control over and contact with the Company’s operations of, and in, the Business in all locales in which it is conducted, iii) the geographic breadth in which the Company conducts the Business, and iv) the amount of consideration (including confidential information and trade secrets) that Employee is receiving from the

Company. In consideration of the Company’s promises herein, during the Non-Compete Period, Employee promises to disclose to the Company any employment, consulting, or other service relationship that Employee enters into after the termination of Employee’s employment with the Company for any reason.  Such disclosure shall be made within seven business days after Employee enters into such employment, consulting or other service relationship.  Employee expressly consents to and authorizes the Company to disclose both the existence and terms of this Agreement to any future employer or recipient of Employee’s services and to take any steps the Company deems necessary to enforce this Agreement.

(f)           Injunctive Relief.  Employee acknowledges and agrees that a breach of the Restrictive Covenants will cause irreparable damage to the Company and its Affiliates, as defined in the Employment Agreement and whose definition is incorporated by reference herein, and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to equitable and injunctive relief. Employee and the Company agree that while any dispute or controversy arising under, or in connection with, the Employment Agreement, including a breach of the Restrictive Covenants, shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, the Company shall be entitled to seek a restraining order, injunction, or other equitable relief, and expedited discovery necessary for the proceedings to obtain said equitable or injunctive relief, in order to prevent or cease any violation or continuation of any violation of the provisions of the Restrictive Covenants.  Employee consents that such restraining order or injunction may be granted without requiring the Company to post a bond larger than $500. Employee also agrees that waiver shall not be a defense to the Company’s invocation of the Employment Agreement’s arbitration clause subsequent to any proceeding to obtain the equitable or injunctive relief described under Section 4 and in the Employment Agreement. Further, for purposes of obtaining said equitable or injunctive relief, Employee consents to the personal jurisdiction and venue of any Texas State court or United States Court located in Harris County, Texas.

(g)          Choice of Law, Jurisdiction, Venue for Suits to Enforce Restrictive Covenants. The Restrictive Covenants and only Section 4 of this Agreement shall be governed by, and construed in accordance with the laws of the State of Texas.  With respect to any claim or dispute related to or arising under, or in relation to, the Restrictive Covenants and Section 4, including, but not limited to, suits seeking equitable and injunctive relief described in the Employment Agreement, Employee and the Company hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Harris County, Texas.

Section 5.  Miscellaneous Provisions.

(a)         Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

If to the Company, to:

Cobalt International Energy, Inc.

Cobalt Center

920 Memorial City Way, Suite 100

Houston, Texas 77024

Attention: General Counsel

Facsimile: 713-579-9184

If to the Participant, to the address that the Participant most recently provided to the Company, or

To such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)         Entire Agreement.  This Agreement, the Plan, and any other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c)          Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify the Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d)         Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(e)          Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(f)           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)          Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Shares pursuant to the provisions of this Agreement.

(h)         Plan.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Shares and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(i)             Governing Law.  The Agreement, except for Section 4 which shall be governed by the law of the State of Texas, shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

(j)            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates), except any suit, action or proceeding seeking to enforce Section 4 or the Restrictive Covenants, shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, except for suits seeking to enforce Section 4 or the Restrictive Covenants.  Process in any such suit, action or proceeding may be served on each party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5(a) shall be deemed effective service of process on such party.

(k)         Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COBALT INTERNATIONAL ENERGY, INC.

By:
Name:
Title:

By:
[Full Name]

Attachment B

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)     The taxpayer performing the services is:

Name:
Address:
Social Security Number:

(2)     The property with respect to which the election is being made is                     shares (the “Restricted Shares”) of common stock, par value $.01 per share, of Cobalt International Energy, Inc. (the “Company”)

(3)     The Restricted Shares were transferred on                                                    .

(4)     The taxable year in which the election is being made is the calendar year                  .

(5)     The Restricted Shares are not transferable and are subject to a substantial risk of forfeiture within the meaning of Section 83(c)(1) of the Internal Revenue Code until and unless specified conditions are satisfied or a specified event occurs, in each case as set forth in the Company’s Long Term Incentive Plan and the Restricted Stock Award Agreement pursuant to which the Restricted Shares were issued.

(6)     The fair market value of the Restricted Shares at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $                 per share.

(7)     The amount paid by the taxpayer for the Restricted Shares is $                 per share.

(8)     A copy of this statement has been furnished to the Company, for whom the taxpayer will be performing services underlying the transfer of the Restricted Shares.

(9)     This statement is executed on                                           .

Spouse (if any)	Taxpayer

This statement must be filed with the Internal Revenue Service Center with which you filed your last U.S. federal income tax return within 30 days after the grant date of the Restricted Stock Award Agreement.  This filing should be made by registered or certified mail, return receipt requested.  You are also required to (i) deliver a copy of this statement to the Company and (ii) attach a copy of this statement to your federal income tax return for the taxable year that includes the grant date (and may also be required to attach a copy of this statement to your state income tax return for such year).  You should also retain a copy of this statement for your records.